UNANIMOUS WRITTEN CONSENT OF DIRECTORS
OF
NATCORE TECHNOLOGY, INC.

          The undersigned persons, being ail the members of the Board of Directors of Natcore Technology, Inc., a corporation organized and existing under the laws of the Province of British Columbia (the “Corporation”), sign this instrument in lieu of holding a special meeting of the Board of Directors (the “‘Board’’) to evidence their consent to the resolutions set forth below, with the same force and effect as if such resolutions were adopted at a duly called meeting of the Board.

          WHEREAS, that the employment contract for the Corporation’s current President and Chief Executive Officer, Charles R. Provini (“Employee”) expires on May 8, 2012; and

          WHEREAS, the Board of Directors has determined to continue Employee’s employment by the Company pursuant to the terms and conditions of the Employment Agreement attached hereto as Exhibit A (the “Employment Agreement”); and

          WHEREAS, the Compensation Committee of the Board has approved the attached Employment Agreement, and Employee has informed that Board that the terms and conditions set forth therein are acceptable to Employee;

          NOW, THEREFORE, BE IT:

          RESOLVED, that the Employment Agreement, as attached hereto as Exhibit A, is hereby approved and adopted in the form reviewed by the Board; and be it further

          RESOLVED, that the proper officers of the Corporation be, and hereby are, authorized, empowered, and directed to prepare, enter into, execute, and deliver the Employment Agreement to Charles R. Provini for his execution thereof; and be it further

GENERAL AUTHORIZATION AND RATIFICATION

          RESOLVED, that the execution by any of said officers, of any document authorized by the foregoing resolutions or any documents executed in the accomplishment of any action or actions so authorized, is (or shall become upon delivery) the enforceable and binding act and obligation of the Corporation, without the necessity of the signature or attestation of the corporate seal; and be it further

          RESOLVED, that all acts, transactions, or agreements undertaken prior to the adoption of these resolutions by any of the officers or representatives of the Corporation in its name in connection with the foregoing matters are hereby ratified, confirmed and adopted by the Corporation; and be it further

          RESOLVED, that this Written Consent is ordered added to the Minute Book of the Corporation.

          EXECUTED this 4th day of April 2012.

Brien F. Lundin, Director

John Meekison, Director

Jhon Calhoun, Director

EMPLOYMENT AGREEMENT

          This Employment Agreement (this “Agreement”) is entered into on April 5, 2012 (the “Effective Date”) by and between NATCORE TECHNOLOGY INC., (hereinafter the “Company”), a company incorporated pursuant to the laws of the Province of British Columbia and having an office located at located at 87 Maple Avenue, Red Bank, New Jersey, USA, 07701 (the “Company”), and Charles R. Provini, a resident of the State of New Jersey residing at 47 Club Way, Red Bank, New Jersey 07701 (“Executive”).

          WHEREAS, the Company desires to employ Executive and Executive wishes to provide his services to the Company, subject to the terms and conditions set forth in this Agreement.

          In consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

               1. Employment. Subject to all the terms and conditions of this Agreement, Executive’s period of employment under this Agreement shall be the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Term”), unless the Executive’s employment terminates earlier in accordance with Section 11 hereof.

               2. Position and Duties.

               (a) Position with the Company. While Executive is employed by the Company during the Term, Executive will serve as President and Chief Executive Officer, and shall perform such duties and responsibilities as the Board of Directors of the Company (the “Board”) will assign to him from time to time. In the capacity of President and Chief Executive Officer, Executive shall have the functions, duties and responsibilities customarily associated with the positions Executive holds, subject to instructions and restrictions imposed by the Bylaws of the Company, the Board of Directors, or applicable law or regulation.

               (b) Performance of Duties and Responsibilities. Executive will serve the Company faithfully and to the best of his ability and will devote his full time, attention and efforts to the business of the Company during his employment. Executive will report to the Board of Directors of the Company or to such other party that may be designated by the Board. During his employment hereunder, Executive will not accept other employment or engage in other material business activity, except as approved in writing by the Board. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement.

               3. Compensation.

               (a) Base Salary. While Executive is employed by the Company during the Term, the Company will pay to Executive an annual base salary of $275,000, less deductions and withholdings, which base salary will be paid in accordance with the Company’s normal payroll policies and procedures. During each year after the first year of Executive’s employment hereunder, the Board will review and may increase (but not reduce) Executive’s base salary in its sole discretion; provided, however, that the Company may reduce Executive’s base salary if such reduction is part of a general, pro-rata reduction in the base salaries of all executives of the Company implemented as a result of financial problems experienced by the Company.

               (b) Bonus. While Executive is employed by the Company during the Term, Executive will be entitled to receive bonuses pursuant to any bonus plan approved by the Board.

               (c) Employee Benefits. While Executive is employed by the Company during the Term, Executive will be entitled to participate in all employee benefit plans and programs of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program will be subject to the provisions, rules and regulations applicable thereto.

               (d) Expenses. While Executive is employed by the Company during the Term, the Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of the duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

               (e) Vacation. While Executive is employed by the Company during the Term, Executive will receive 15 business days paid vacation time off, such time to be taken with the approval of the Board, at such times so as not to disrupt the operations of the Company.

               (f) Options. Executive shall also be entitled to receive options to purchase up to Five Hundred Thousand (500,000) shares of the Company’s common stock (the “Stock Options”) as follows: Executive shall receive Stock Options to purchase One Hundred Thousand (100,000) shares of the Company’s common stock upon the Company’s receipt of One Million Dollars ($1,000,000) of net revenue during the Term of Executive’s employment, and Executive shall receive Stock Options to purchase One Hundred Thousand (100,000) shares of the Company’s common stock for each additional One Million Dollars ($1,000,000) of net revenue received by the Company during the Term of Executive’s employment (up to a maximum of Five Hundred Thousand (500,000) shares of the Company’s common stock). Options granted under this incentive plan will be priced at the lowest possible strike price approved by the Toronto Venture Exchange at the time of the grant.

               4. Affiliated Entities. As used in this Agreement, “Affiliates” includes the Company and each corporation, partnership, or other entity which controls the Company, is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

               5. Confidential Information. Except as permitted by the Company, Executive will not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or its Affiliates, any confidential, proprietary or secret knowledge or information of the Company or its Affiliates that Executive has acquired or will acquire about the Company or its Affiliates, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or of its Affiliates, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company or of its Affiliates. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its Affiliates would be wrongful and would cause irreparable harm to the Company. Executive will refrain from intentionally committing any acts that would materially reduce the value of such knowledge or information to the Company or its Affiliates. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company or its Affiliates, or (iii) is required to be disclosed by law or legal process. Executive understands and agrees that his obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law.

               6. Ventures. If, during Executive’s employment with the Company, Executive is engaged in or provides input into the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture belong to the Company. Except as approved in writing by the Board of Directors of the Company, Executive will not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith. Executive will have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.

               7. Noncompetition and Nonsolicitation Covenants.

               (a) Agreement Not to Compete. During Executive’s employment with the Company or any Affiliates and for a period of 12 consecutive months from and after the termination of Executive’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive will not, directly or indirectly, engage in any business, in the State of New Jersey or in any other location in which the Company is then doing business, for the development, sale, service, or distribution of process or equipment for the manufacture of solar panels (or any component thereof) or other alternative energy technology products or any similar business that is competitive with the businesses of the Company or its Affiliates, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise. Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7(a).

               (b) Agreement Not to Hire. During Executive’s employment with the Company or any Affiliates and for a period of 12 consecutive months from and after the termination of Executive’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive will not, directly or indirectly, hire, engage or solicit any person who is then an employee or contractor of the Company or who was an employee of the Company at any time during the six-month period immediately preceding Executive’s termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

               (c) Agreement Not to Solicit. During Executive’s employment with the Company or any Affiliates and for a period of 12 consecutive months from and after the termination of executive’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive will not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

               (d) Acknowledgment. Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Executive will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor.

               (e) Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 7 will be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

               8. Patents, Copyrights and Related Matters.

               (a) Disclosure and Assignment. Executive must immediately disclose to the Company any and all improvements and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company or any of its Affiliates with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company or its Affiliates, and (ii) any type of products, goods or services sold or used by the Company or its Affiliates. Any such improvements and inventions will be the sole and exclusive property of the Company and Executive shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such improvement and inventions as are specified in this Section 8(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Executive, Executive will sign any and all instruments deemed necessary by the Company for:

                    (i) the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 8(a);

                    (ii) the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

                    (iii) the reviving, re-examining or renewing of any of such applications for letters patent.

This Section 8(a) will not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

               (b) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise in connection with Executive’s services hereunder or knowledge of confidential and proprietary information of the Company, will be the property of the Company and are hereby assigned by Executive to the Company of its Affiliates, along with ownership of any and all copyrights in the copyrightable material. Where applicable, works of authorship created by Executive relating to the Company or its Affiliates and arising out of Executive’s knowledge of confidential and proprietary information of the Company shall be considered “works made for hire,” as defined in the U.S. Copyright Act, as amended.

               9. Return of Records and Property. Upon termination of Executive’s employment or at any time upon the Company’s request, Executive will promptly deliver to the Company any and all Company and Affiliate records and any and all Company and Affiliate property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or its Affiliates.

               10. Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company will, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

               11. Termination of Employment.

               (a) The Executive’s employment with the Company will terminate immediately upon:

                    (i) Executive’s receipt of written notice from the Company of the termination of his employment, effective as of the date indicated in such notice, with such notice provided to Executive no less than thirty (30) days before the effective date, except in the event that Executive is being terminated for Cause, in which case no prior notice shall be required;

                    (ii) The Company’s receipt of Executive’s written resignation from the Company, effective as of the date indicated in such resignation, with such notice provided to the Company no less than thirty (30) days before the effective date;

                    (iii) Executive’s Disability (as defined below); or

                    (iv) Executive’s death.

               (b) The date upon which Executive’s termination of employment with the Company occurs is the “Termination Date.”

               12. Payments upon Termination of Employment.

               (a) If Executive’s employment with the Company is terminated by the Company by any reason other than for Cause (as defined below), the Company will pay to Executive an amount equal to Executive’s current base salary, less applicable withholdings, for a period of three (3) months following the Termination Date.

               (b) The Company will pay to Executive or his beneficiary or his estate, as the case may be, his base salary through the Termination Date if Executive’s employment with the Company is terminated by reason of:

                    (i) Executive’s abandonment of his employment or Executive’s resignation for any reason;

                    (ii) termination of Executive’s employment by the Company for Cause (as defined below); or

                    (iii) Executive’s Disability or death,

               (c) “Cause” hereunder means:

                    (i) an act or acts of dishonesty undertaken by Executive and intended to result in personal gain or enrichment of Executive or others at the expense of the Company;

                    (ii) unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and that, in either event, is injurious to the Company;

                    (iii) the conviction of Executive of a felony;

                    (iv) failure of Executive to perform his duties and responsibilities hereunder or to satisfy his obligations as an officer or employee of the Company; or

                    (v) breach of any terms and conditions of this Agreement by Executive.

               (d) “Disability” hereunder means the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more during any 180-day period. A period of inability is “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

               (e) In the event of termination of Executive’s employment, the sole obligation of the Company under this Agreement will be its obligation to make the payments called for by Sections 12(a) or 12(b) hereof, as the case may be, and the Company will have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law, under the terms of any other applicable agreement between Executive and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates.

               (f) Notwithstanding the foregoing provisions of this Section 12, the Company will not be obligated to make any payments to Executive under Section 12(a) hereof unless Executive has signed a release of claims in favor of the Company and its Affiliates in a form to be prescribed by the Board, all applicable consideration and rescission periods provided by law shall have expired, and is in strict compliance with the terms of this Agreement as of the dates of such payments.

               (g) Following Executive’s termination from the Company for whatever reason Executive shall not directly or indirectly, disparage, defame or discredit the Company (including, but not limited to any officer, director, employee, consultant, or affiliate thereof) or engage in any activity that would have the effect of disparaging, defaming or discrediting the Company (or any officer, director, employee, consultant, or affiliate thereof).

               13. Miscellaneous.

               (a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.

               (b) Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of New Jersey and/or the federal district courts, District of New Jersey, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of New Jersey and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, will be in Essex County, State of New Jersey.

               (c) Entire Agreement. This Agreement contains the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

               (d) No Violation of Other Agreements. Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

               (e) Amendments. No amendment or modification of this Agreement will be deemed effective unless made in writing and signed by the parties hereto.

               (f) No Waiver. No term or condition of this Agreement will be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

               (g) Assignment. This Agreement will not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (1) to an Affiliate or (2) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be “the Company” for purposes of all terms and conditions of this Agreement, including this Section 13.

               (h) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.

                    (i) Severability. Subject to Section 7(e) hereof, to the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.

                    (j) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

                    Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

COMPANY:

NATCORE TECHNOLOGY, INC.

By:

Brien Lundin, Director

EXECUTIVE:

Charles R. Provini

NATCORE TECHNOLOGY INC.

DIRECTORS’ CONSENT RESOLUTIONS

Pursuant to the powers vested in the Board of Directors by the Articles of the Company, the following resolutions are hereby passed as evidenced by the signatures hereto of all the directors of the Company and may be consented to in one or more counterparts (each signed by one or more directors) of which, together, such counterparts shall be deemed to constitute one instrument.

We, the undersigned, being all of the Directors of NATCORE TECHNOLOGY INC. (the “Company”) hereby consent to and adopt in writing the following resolutions:

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS the Company’s subsidiary, Natcore Technology, Inc. has entered into an employment agreement (the “Employment Agreement”) dated April 5, 2012 with Charles Provini for his services as the Company’s Chief Executive Officer;

AND WHEREAS the term of the Employment Agreement ended on April 5, 2014, but the Company and Mr. Provini continued to operate under the Employment Agreement as though it were in full force and effect;

AND WHEREAS Company proposes to amend the Employment Agreement to extend the term of the Employment Agreement to April 5, 2017 (the “Amendment”);

AND WHEREAS the Board has been advised, as set out in the Disclosure of Disclosable Interest attached as Schedule “A” to this resolution, that Charles Provini has a disclosable interest in the Amendment.

BE IT RESOLVED THAT:

1.	The execution and delivery of the Amendment, and all other agreements, documents, deeds and instruments that are necessary to give effect to the Amendment is hereby ratified, confirmed and approved;

2.

Any one director or officer as an authorized signatory of the Company or its subsidiary, be and is hereby authorized to execute on behalf of the Company and its subsidiary any and all documents, instruments and writings , and do such other things, in the name and on behalf of the Company, as he in his discretion may determine necessary, desirable and useful for the purposes of giving effect to the above resolutions.

AS WITNESS our signatures hereto dated for reference as at the 15 day of August, 2014.

Abstaining from voting on the resolutions

CHARLES PROVINI	BRIEN LUNDIN

JOHN CALHOUN	JOHN MEEKISON

AS WITNESS our signatures hereto dated for reference as at the 15 day of August, 2014.

Abstaining from voting on the resolutions

CHARLES PROVINI	BRIEN LUNDIN

JOHN CALHOUN	JOHN MEEKISON

Schedule “A”
DISCLOSURE OF DISCLOSABLE INTEREST

Charles Provini discloses that the Amendment will give rise to an extension in the term of direct compensation due to Mr. Provini.

Dated: August 15, 2014

CHARLES PROVINI